Exhibit 99.1

For Immediate Release
January 11, 2007

W. Douglas Hile and Reginald Chen To Join the Federal Home Loan Bank
of San Francisco Board of Directors

San Francisco--The Federal Home Loan Bank of San Francisco Board of Directors has selected W. Douglas Hile and Reginald Chen to fill open seats on the Board. Mr. Hile, Chairman and Chief Executive Officer of Meridian Bank, N.A., in Wickenburg, Arizona, will fill the vacant Arizona seat for a term ending December 31, 2007. Mr. Chen, Treasurer of Citigroup's Consumer Lending Group and Vice President of Citibank, N.A., in Las Vegas, will fill the vacant Nevada seat for a term ending December 31, 2008.

In addition, effective January 1, 2007, the Federal Housing Finance Board reappointed directors Monte L. Miller and Scott C. Syphax to the Board, each to fill a term ending December 31, 2007. Mr. Miller is Chief Executive Officer of KeyState Corporate Management in Las Vegas. Mr. Syphax is the President and Chief Executive Officer of Nehemiah Corporation of America in Sacramento.

The Federal Home Loan Bank of San Francisco

Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgages to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members--its shareholders and customers--are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com